Exhibit 10.16

April 22, 2005

Joseph Keska

Dear Joseph:

I am very pleased to provide you with this offer letter for the position of Engineering Manager VI with CyOptics, Inc. Your manager will be Raja Parvez. Your starting base salary will be $144,000 annually, to be paid on a bi-weekly basis. As part of your compensation package, we will recommend to the CyOptics Board of Directors that you be granted stock options under the terms and conditions set forth in the Company’s Stock Option Plan. The details of this option grant will be forthcoming.

Your full-time place of employment will be at the Company’s location in Breinigsville, PA. You will be eligible to participate in the Company’s U.S. benefits program, which includes medical, dental, life, disability, and 401(k) plan. It is CyOptics’ policy to reimburse employees for all necessary and reasonable expenses that are incurred while on Company business. Additionally, per calendar year, the Company will provide you 15 paid vacation days, 10 paid holidays, and 3 personal days.

In compliance with the Immigration Reform and Control Act of 1986, we request that you provide us with appropriate documentation verifying your work authorization and identification prior to your start of employment. You will be instructed to bring this documentation to the orientation session.

All employment with CyOptics is “at-will”, which means you may resign at any time with or without notice and CyOptics reserves the right to terminate your employment or alter your position, duties, or title with or without notice, for any or no particular reason or cause.

Joseph, we are very excited at the prospect of having you join the CyOptics team and being an integral player in the shaping of our new Company. By signing below, you will indicate your acceptance to begin work with CyOptics on May 1, 2005, subject to the actual closing date. We are confident we can build a mutually rewarding and fulfilling relationship.

/s/ Ed J. Coringrato
Ed J. Coringrato
President & CEO

ACCEPTED AND AGREED:

/s/ Joseph Keska	4/25/05
Joseph Keska	Date

OFFER DECLINED:

Joseph Keska	Date

7360 Windsor Drive

Allentown, PA 18106

Phone: 610-336-5860

Fax: 610-336-5861

www.cyoptics.com